UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2010

AMERICAN ELECTRIC TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Florida	000-24575	59-3410234
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6410 Long Drive, Houston, TX		77087
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 713-644-8182

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 15, 2010 American Electric Technologies, Inc. (the “Company”) appointed Frank R. Pierce as Senior Vice President, Chief Financial Officer, Treasurer and Secretary. Mr. Pierce has been providing services as interim Chief Financial Officer of the Company since June 28, 2010. Prior to joining the Company, Mr. Pierce was a partner in the Houston office of SFC Professional Services LLC d/b/a Tatum, an executive services firm, since 2005. He previously served in senior financial management positions with First Wave Marine, GulfMark Offshore and Gulf Applied Technologies and on the tax and audit staffs of Arthur Andersen. He is a certified public accountant and earned undergraduate and graduate degrees from the University of Houston.

The Company provided an offer letter to Mr. Pierce dated August 31, 2010 which sets forth the terms of employment, including annual base salary, participation in the Company’s executive performance bonus program and employee benefit programs, a grant of restricted stock units, and severance in the event of termination by the Company without cause or due to a change of control. A copy of the offer letter is filed as Exhibit 10.1 and is incorporated herein.

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.1	Letter agreement dated August 31, 2010 between the Company and Frank R. Pierce.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN ELECTRIC TECHNOLOGIES, INC.

Date: September 15, 2010	By:	/s/ Charles M. Dauber
Charles M. Dauber
President and CEO